Exhibit 99.1
Investor Contact:                     Media Contacts:
                            Kevin Wiggins
ir@bauschhealth.com                     corporate.communications@bauschhealth.com
(908) 541-2102                        (908) 541-3785
(877) 281-6642 (toll free)

Bausch Health Announces Board Refreshment
LAVAL, Quebec, Feb. 1, 2024 – Bausch Health Companies Inc. (NYSE/TSX: BHC) today announced, as part of its ongoing commitment to board refreshment and board diversity, its nomination of two independent and diverse candidates to stand for election to its Board of Directors at the Company’s 2024 Annual Meeting of Shareholders: Christian A. Garcia, Former Executive Vice President and Chief Financial Officer of BrandSafway Industries, LLC, and Frank D. Lee, Chief Executive Officer of Pacira Biosciences, Inc.
In addition, Russel C. Robertson and Thomas W. Ross, Sr. will be retiring from the Board and will not stand for re-election at the Company’s 2024 Annual Meeting. They will, however, continue to serve on the Board of Bausch + Lomb Corporation. Messrs. Robertson and Ross have served as members of the Board since 2016. To fill the resulting committee vacancies, subject to the election of Messrs. Garcia and Lee to the Board, the Company expects that Mr. Garcia will serve as the Audit and Risk Committee chair and Mr. Lee will serve on the Talent and Compensation Committee. Mr. Lee is also expected to serve on the Science and Technology Committee.
“The nomination of these two new independent directors demonstrates Bausch Health’s ongoing commitment to refreshment, excellence and board diversity,” John A. Paulson, Chairperson of the Bausch Health Board, said. “Additionally, I want to thank Russ and Tom, two long-term, valued members of our Board, who helped navigate the Company through periods of significant change. Their service to the Company has been greatly appreciated.”
Bausch Health’s 2024 Annual Meeting has not yet been scheduled. Additional information regarding Messrs. Garcia and Lee, as well as the Company’s other director nominees, will be included in the Company’s proxy statement for its 2024 Annual Meeting, when available.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company enriching lives through our relentless drive to deliver better health outcomes. We develop, manufacture and market a range of products, primarily in gastroenterology, hepatology, neurology, dermatology, medical aesthetic devices, international pharmaceuticals, and eye health, through our controlling interest in Bausch + Lomb. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.
Forward-Looking Statements
This news release may contain forward-looking statements about the future performance of Bausch Health which may generally be identified by the use of the words "anticipates," "hopes," "expects," "intends," "plans," "should," "could," "would," "may," "believes," "subject to" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health's overall business, including those more fully described in Bausch Health's most recent annual report on Form 10-K and detailed from time to time in Bausch Health's other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference.
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